Sub-Item 77D

The MFS Money Market Fund, a series of MFS Series Trust IV, changed the percentage of total assets that the Fund may invest in U.S. dollar-denominated foreign securities from 20% to 35%, and the references to the limitations on finance companies, banks, bank holding companies, utilities companies, and bank obligations where the issuing bank has capital, surplus and undivided profits of less than or equal to $100 million were deleted, as described in Post-Effective Amendment No.36 to the Registration Statement (File Nos. 2-54607 and 811-2594, as filed with the Securities and Exchange Commission via EDGAR on December 28, 2001. Such description is incorporated herein by reference.

The MFS Mid Cap Growth Fund, a series of MFS Series Trust IV, changed the percentage of net assets that the Fund may invest in short sales and issuer concentration, as described in Post-Effective Amendment No.36 to the Registration Statement (File Nos. 2-54607 and 811-2594, as filed with the Securities and Exchange Commission via EDGAR on December 28, 2001. Such description is incorporated herein by reference.